UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMALGAMATED FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	85-2757101
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

275 Seventh Ave.

New York, NY 10001

(Address of Principal Executive Offices) (Zip Code)

Amalgamated Financial Corp. Employee Stock Purchase Plan

(Full title of the plan)

Lynne P. Fox

Interim President and Chief Executive Officer

275 Seventh Ave.

New York, New York 10001

(Name and address of agent for service)

(212) 255-6200

Telephone number, including area code, of agent for service

Copies to:

Neil E. Grayson

Brittany M. McIntosh

Nelson Mullins Riley & Scarborough LLP

2 West Washington Street

Suite 400

Greenville, South Carolina 29601

Telephone: (864) 250-2235

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.   ☐

Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Common Stock, par value $0.01 per share	500,000(3)	$18.08	$9,040,000	$986.27

(1)

Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of the high and low prices for Amalgamated Financial Corp.’s common stock on The NASDAQ Global Market on March 5, 2021, which date is within five business days prior to filing this registration statement.

(2)	Amount of the Registration Fee was calculated pursuant to Section 6(b) of the Securities Act, and was determined by multiplying the aggregate offering price by 0.0001091.
(3)

Represents shares of common stock issuable under the Amalgamated Financial Corp. Employee Stock Purchase Plan. In addition to such shares, pursuant to Rule 416(a) under the Securities Act, this registration statement covers an undetermined number of shares of common stock of the registrant that may become issuable to prevent dilution from stock splits, stock dividends or similar transactions with respect to the shares registered hereunder.

EXPLANATORY NOTE

Amalgamated Financial Corp., a Delaware public benefit corporation (“we,” “our,” “us,” “Registrant” or the “Company”), was formed to serve as the holding company for Amalgamated Bank, a New York state-chartered bank and trust company (the “Bank”), as part of a reorganization (the “Reorganization”) whereby each share of Class A common stock of the Bank automatically converted into one share of the Company’s common stock, par value $0.01 per share (the “Common Stock”). On March 1, 2021, the Bank consummated the Reorganization.

Prior to March 1, 2021, the Bank was subject to the reporting and other information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and accordingly filed reports, proxy statements and other business and financial information with the Federal Deposit Insurance Corporation (the “FDIC”). The Company, as the successor issuer under Section 12 of the Exchange Act pursuant to Rule 12g-3, has become subject to the reporting and other information requirements of the Exchange Act, and accordingly files reports, proxy statements and other business and financial information with the U.S. Securities and Exchange Commission (the “SEC”).

The purpose of this Form S-8 Registration Statement is to register an aggregate of 500,000 shares of our Common Stock, that may be offered pursuant to the Amalgamated Financial Corp. Employee Stock Purchase Plan (the “Plan”), which is an amendment and restatement of the Amalgamated Bank Employee Stock Purchase Plan, which the Company assumed in the Reorganization.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Part I will be sent or given by the Company to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this registration statement under Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Any such request should be directed to our Corporate Secretary at the Company’s address at 275 Seventh Ave., Suite 100, New York, New York 10001. The telephone number for our Corporate Secretary is (212) 255-6200.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC or filed by the Bank, with respect to which the Registrant is the successor issuer, with the FDIC, pursuant to the Exchange Act, are incorporated by reference herein and in the prospectus constituting a part of this registration statement (in each case excluding any information furnished and not filed according to applicable rules, such as information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

•	the Bank’s Annual Report on Form 10-K for the year ended December 31, 2019;

•	the Bank’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020;

•	the Bank’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020;

•	the Bank’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020;

•

the Bank’s Current Reports on Form 8-K filed with the FDIC on April  7, 2020, April  27, 2020, May 1, 2020, June  26, 2020, September  8, 2020, October  14, 2020, December  29, 2020, December  31, 2020, January  14, 2021, February  2, 2021, February  19, 2021 and March 1, 2021;

•	the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020;

•	the Company’s Current Reports on Form 8-K of Form 8-K/A filed with the SEC on October 14, 2020, December 31, 2020, January 14, 2021, February 2, 2021, February 3, 2021 and March 1, 2021;

•

The description of the Company’s Common Stock set forth in our Registration Statement on Form S-4EF (File No.  333-248652) filed with the SEC on September 8, 2020, and any amendment or report filed with the SEC for the purposes of updating such description.

All documents subsequently filed with the SEC by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company’s bylaws provide that it shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, or employee of the Company or, while a director, officer, or employee of the Company, is or was serving at the request of the Company as a director, officer, or employee of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such person. Notwithstanding the preceding sentence, the Company shall only be required to indemnify a person in connection with such a proceeding (or part thereof) commenced by such person if the commencement of such proceeding (or part thereof) by the person was authorized in the specific case by the Company’s board of directors.

The foregoing right to indemnification includes the right to an advancement of expenses actually and reasonably incurred by a director, officer, or employee of the Company in defending any such proceeding in advance of its final disposition, upon receipt of an undertaking by or on behalf of such person to repay all amounts so advanced if it is ultimately determined by final adjudication from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses.

The Company’s bylaws also provide that it may purchase and maintain insurance on behalf of any person who is or was a director, officer, or employee of the Company, or is or was serving at the request of the Company as a director, officer, or employee of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

In addition, the Company’s certificate of incorporation provides that the liability of its directors to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director is eliminated or limited to the fullest extent permitted by applicable law, and that if applicable law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director shall be eliminated or limited to the fullest extent permitted by applicable law, as so amended. Further, as a Delaware public benefit corporation, the DGCL permits, and the Company’s certificate of incorporation provides, that any disinterested failure by a director to satisfy his or her fiduciary duties shall not, for the purposes of Sections 102(b)(7) and 145 of the DGCL, or for the purposes of any use of the term “good faith” in the Company’s certificate of incorporation or bylaws in regard to the indemnification or advancement of expenses of officers, directors, and employees, constitute an act or omission not in good faith, or a breach of the duty of loyalty. Finally, the DGCL provides that the Company’s director’s decision implicating the requirement under the DGCL that a director of a public benefit corporation balance the stockholders’ pecuniary interests, the best interests of those materially affected by the Company’s conduct, and the public benefit identified in the Company’s certificate of incorporation will be deemed to satisfy such director’s fiduciary duties to stockholders and the Company if such director’s decision is both informed and disinterested and not such that no person of ordinary, sound judgment would approve.

The foregoing is only a general summary of certain aspects of Delaware law and the Company’s certificate of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the DGCL referenced above and the Company’s certificate of incorporation and bylaws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits required to be filed as part of this registration statement are listed in the Exhibit Index attached hereto and are incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1	Certificate of Incorporation of Amalgamated Financial Corp. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on March 1, 2021).

3.2	Bylaws of Amalgamated Financial Corp. (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed on March 1, 2021).

4.1	See Exhibits 3.1 and 3.2 for provisions of the Certificate of Incorporation and Bylaws, which define the rights of the stockholders.

4.2	Long-Term Debt: currently no issuance of debt of the registrant exceeds 10% of the assets of the registrant and its subsidiaries on a consolidated basis.

5.1	Opinion of Nelson Mullins Riley & Scarborough LLP.*

10.1	Amalgamated Financial Corp. Employee Stock Purchase Plan*

23.1	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1).*

23.2	Consent of KPMG LLP, independent registered public accounting firm.*

24.1	Power of Attorney (included on the signature page hereto).*

*	Filed herewith

SIGNATURES

The Registrant: Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 10, 2021.

AMALGAMATED FINANCIAL CORP.

By:	/s/ Lynne P. Fox
Name:	Lynne P. Fox
Title:	Interim President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew LaBenne with full power of substitution, such person’s true and lawful attorney-in-fact and agent for such person, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent determines may be necessary or advisable or required to comply with the Securities Act of 1933 and any rules or regulations or requirements of the SEC in connection with this registration statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this registration statement, to any and all amendments, both pre-effective and post-effective, and supplements to this registration statement, and to any and all instruments or documents filed as part of or in conjunction with this registration statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that said attorney and agent shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Director, Interim President and Chief
/s/ Lynne P. Fox	Executive Officer	March 10, 2021
Lynne P. Fox	(Principal Executive Officer)

/s/ Andrew LaBenne	Chief Financial Officer	March 10, 2021
Andrew LaBenne	(Principal Financial Officer)

/s/ Jason Darby	Chief Accounting Officer	March 10, 2021
Jason Darby	(Principal Accounting Officer)

/s/ Donald E. Bouffard, Jr.	Director	March 10, 2021
Donald E. Bouffard, Jr.

/s/ Maryann Bruce	Director	March 10, 2021
Maryann Bruce

/s/ Patricia Diaz Dennis	Director	March 10, 2021
Patricia Diaz Dennis

/s/ Robert C. Dinerstein	Director	March 10, 2021
Robert C. Dinerstein

/s/ Mark A. Finser	Director	March 10, 2021
Mark A. Finser

/s/ Julie Kelly	Director	March 10, 2021
Julie Kelly

/s/ John McDonagh	Director	March 10, 2021
John McDonagh

/s/ Robert G. Romasco	Director	March 10, 2021
Robert G. Romasco

/s/ Edgar Romney, Sr.	Director	March 10, 2021
Edgar Romney, Sr.

/s/ Stephen R. Sleigh	Director	March 10, 2021
Stephen R. Sleigh